Exhibit 10.6

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that Rumble Inc. treats as private or confidential. Brackets with triple asterisks denote omissions.

CUSTOMER AGREEMENT

by and between

Tether Investments, S.A. de C.V.

and

Rumble Inc.

Dated as of [●]

CUSTOMER AGREEMENT

This CUSTOMER AGREEMENT (the “Agreement”) is entered into effective as of [•] (the “Effective Date”), by and between Rumble Inc., a Delaware corporation (“Parent”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Customer”). Customer and Parent are sometimes referred to herein togethr as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the Transaction Support Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties are parties to that certain Transaction Support Agreement, dated November 10, 2025 (the “Transaction Support Agreement”), pursuant to which, among other matters, the Customer will sell to the Parent, and the Parent will purchase from the Customer, all of the Sold Shares (as defined in the Transaction Support Agreement);

WHEREAS, Northern Data currently operates and, after the consummation of the transactions contemplated by the Transaction Support Agreement (the “Closing”) will continue to operate, a business providing customers with access to compute capacity embedded in its graphics processing unit-based infrastructure (“GPU Services”); and

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into the Transaction Support Agreement and the other Transaction Documents, Customer has agreed to enter into this Agreement to potentially purchase GPU Services from Parent after the Closing.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article 1
CONSTRUCTION AND DEFINITIONS

1.1 Construction. Unless otherwise expressly provided in this Agreement or unless the context requires otherwise, (a) all references in this Agreement to a “Schedule” shall mean and refer to the corresponding Schedule of this Agreement, and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein are defined as set forth in this Agreement. In the event of conflict or inconsistency, this Agreement shall prevail over any Schedule; (b) the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article, as applicable, of this Agreement unless otherwise specified; (c) any reference to any federal, state, or local statute or Laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (d) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (e) whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular includes the plural, and the plural includes the singular; (f) words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (h) the term “including” or any variation thereof means “including without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it; (i) references to “days” shall mean calendar days unless Business Days are expressly specified; (j) a reference to any contract shall include any amendment, supplement or modification of such contract as in effect as of the applicable time; and (k) references to “$” refer to United States Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

1.2 Definitions. For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section 1.2:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Parent and Customer shall not be deemed Affiliates of one another for any purpose under this Agreement.

“Agreement” has the meaning given to that term in the preamble.

“AI Model Net Income” means an amount equal to Customer’s net income before tax for such period directly or indirectly derived from the development and operations of the AI Models as determined in accordance with generally accepted accounting principles in the United States of America; provided, for the avoidance of doubt, that the payment of the Royalty by Customer to Parent shall not be included in the calculation of AI Model Net Income.

“AI Models” has the meaning given to that term in Section 5.1.

“Annual Minimum Amount” means $75,000,000 per Term Year.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Closing” has the meaning given to that term in the preamble.

“Confidential Information” has the meaning given to that term in Section 10.13.1.

“Consent” means any approval, consent or ratification.

“Customer” has the meaning given to that term in the preamble.

“Customer Event of Default” has the meaning given to that term in Section 7.1.

“Effective Date” has the meaning given to that term in the preamble.

“Governmental Authority” means any (a) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Authorization” means any Consent, license, permit, certificate, identification number, approval, exemption, variance product registration or other registration issued or granted by or filed with any Governmental Authority pursuant to applicable Law.

“GPU” means a [***] or comparable graphics processing unit of equal or greater capacity as measured in vRAM gigabytes (GB).

“GPU Hour” means one hour of computational time used by a GPU.

“GPU Services” has the meaning given to that term in the recitals.

“Initial Service Date” means the later of (i) March 1, 2026 and (ii) twenty (20) Business Days after the Closing, provided if such date is not the first day of a fiscal quarter (January 1, April 1, July 1 or October 1), then the Initial Service Date shall be the first day of Parent’s next fiscal quarter.

“Insolvency Event” means, with respect to the Parent: (a) any voluntary or involuntary liquidation, dissolution or winding up of such Person; (b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of such Person, or a substantial part of the property or assets of such Person, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person, or a substantial part of the property or assets of such Person, or (iii) the winding-up or liquidation of such Person, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (c) such Person shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, or a substantial part of the property or assets of the Parent, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Law” means all codes, laws, common laws, statutes, Governmental Authorizations, ordinances, rules, regulations, orders, writs, judgments or injunctions of Governmental Authority, including any amendments thereto.

“Organizational Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Parent” has the meaning given to that term in the preamble.

“Parent Event of Default” has the meaning given to that term in the Section 7.3.

“Party” has the meaning given to that term in the preamble.

“Person” means any individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Authority or any other body with legal personality separate from its equity holders or members.

“Privacy Laws” means any applicable Laws, in each case, relating to the protection or processing of personal information, data privacy, data security, cross border data transfer, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, heard by or before or otherwise involving any Governmental Authority or arbitrator.

“Representative” means, with respect to a particular Person, any Affiliate or any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Royalty” has the meaning given to that term in Section 5.3.

“Royalty Base Amount” means the aggregate AI Model Net Income since the Effective Date, net of AI Model Net Income that has already formed a basis for a prior payment of the Royalty.

“Rumble Content” has the meaning given to that term in Section 5.1.

“Sales Tax” has the meaning given to that term in Section 4.3.

“Term” has the meaning given to that term in Section 2.1.

“Term Year” means each consecutive twelve (12) month period during the Term, with the first Term Year commencing on the Initial Service Date and ending on the day immediately preceding the first anniversary of the Initial Service Date and each subsequent Term Year commencing on the anniversary of the Initial Service Date and ending on the day immediately preceding the next anniversary of the Initial Service Date.

“Third Party Technology” has the meaning given to that term in Section 0.

“Transaction Support Agreement” has the meaning given to that term in the recitals.

Article 2
Term

2.1 Term. The term of this Agreement (the “Term”) shall commence as of the Initial Service Date and shall continue until the date that is two (2) years from the Initial Service Date.

Article 3
Purchase and Sale of GPU Services

3.1 Purchase and Sale of GPU Services. Commencing on the Initial Service Date and continuing thereafter during the Term, Parent shall sell and deliver to Customer, and Customer shall purchase and accept from Parent, GPU Services subject to the terms and conditions of this Agreement.

3.2 Purchase Orders. During the Term, Customer shall submit purchase orders (each, a “Purchase Order”) to Parent specifying the GPU Services and the requested dates and duration of such GPU Services to be purchased by Customer. Purchase Orders for GPU Services shall include a start date for GPU Services that is at least twenty (20) Business Days after the date such Purchase Order is submitted by Customer. Purchase Orders shall not be binding unless and until accepted in writing by Parent. In each case, Parent shall promptly notify the Customer whether and to what extent Parent accepts such Purchase Order and the specifications included therein; provided that if Parent does not accept a Purchase Order, or any portion of a Purchase Order, within ten (10) Business Days, the Purchase Order, or such portion of the Purchase Order that is not accepted, shall be deemed rejected by Parent.v

3.3 Commitment Levels.

3.3.1 At all times during the Term, Parent agrees that it will provide and make available, and Customer agrees that it shall purchase pursuant to one or more effective Purchase Orders, [***] GPU Hours per month (the “Fixed Monthly Commitment”).

3.3.2 During each Term Year, Customer agrees that it shall purchase pursuant to one or more effective Purchase Orders, GPU Services for an aggregate purchase price in an amount that is equal to the Annual Minimum Amount; provided, that Customer has the option (but not the obligation), in its sole discretion, to submit Purchase Orders for and, if accepted by Parent, purchase GPU Services pursuant to the terms of this Agreement for an aggregate purchase price in excess of the Annual Minimum Amount. The aggregate purchase price paid by Customer for purchases of the Fixed Monthly Commitment pursuant to Section 3.3.1 shall be included in the Annual Minimum Amount and credited toward the satisfaction of Customer’s obligation to purchase the Annual Minimum Amount pursuant to this Section 3.3.2. Any amounts paid during a single Term Year beyond the Annual Minimum Amount applicable to such Term Year will not reduce the Annual Minimum Amount for any subsequent Term Year.

3.3.3 To the extent that any Purchase Order delivered by Customer to Parent is rejected in whole or in part by Parent, the aggregate purchase price of GPU Services requested pursuant to such Purchase Order, or any portion of such Purchase Order, that is rejected shall reduce the “Annual Minimum Amount” for such Term Year; provided, however, the amount by which the “Annual Minimum Amount” is reduced pursuant to this Section 3.3.3 shall not exceed during any month of the Term Year the difference between $8,650,000 less the aggregate purchase price of GPU Services performed by Parent during that month of the Term Year.

3.3.4 The purchase of the GPU Services pursuant to this Section 3 is a “take or pay” obligation on the part of Customer.

3.4 Performance Standards. Parent shall perform the GPU Services in material compliance of any applicable documentation, including by devoting any resources required to perform the GPU Services in material compliance with any applicable documentation (the “Service Standards”); provided, however, that in the event of any conflict between the Service Standards and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern. This Agreement shall not be modified, amended or superseded by any provisions included in any terms of use (including any schedules, order forms, service level agreements, and data processing agreements) adopted after the date of this Agreement. In the event that at any time during the Term Parent sells the same GPU Services (e.g., on-demand vs. reserved instances) with more favorable in the aggregate payment terms and service level uptime requirements (a) at the same or less volume (including both over the applicable Term Year and periodically), (b) under the same or substantially the same commercial conditions (e.g., location) and (c) at a price that is at or below $[***] per GPU Hour, then Parent shall inform Customer of such more favorable payment terms and service level uptime requirements as the case may be and Customer may elect for such more favorable terms in the aggregate (i.e., all or none).

Article 4
Price and Payment

4.1 Price for GPU Services. Customer shall pay $[***] per GPU Hour for all GPU Services purchased by Customer in each Term Year.

4.2 Additional Payment Matters. Customer shall make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by Parent.

4.3 Sales Tax on GPU Services. Customer shall be responsible for all transfer fees, severance, excise, sales and use or similar taxes and fees (“Sales Tax”) imposed upon or incurred by Customer in connection with the purchase and sale of the GPU Services. Notwithstanding the foregoing, the Parties shall cooperate to minimize any Sales Tax, including by providing exemption certificates and any necessary documentation thereof.

Article 5
Parent Services

5.1 Access to Parent Platform. For the duration of this Agreement, Parent shall grant the Customer and its Affiliates limited, non-exclusive, non-transferable, non-sublicensable access to the data, content, materials, or information uploaded or otherwise stored on Parent’s video platform, in each case, in which Parent has exclusive rights and control (“Rumble Content”) for the purposes expressly described in this Section 5.1. Parent hereby grants to Customer and its Affiliates a worldwide, perpetual, irrevocable, limited, non-transferable, non-exclusive, non-sublicensable license to access, use, reproduce, modify, distribute, display, and otherwise exploit any Rumble Content provided or made available by Parent under this Agreement for the purpose of developing, training, testing, improving, and operating Customer’s proprietary artificial intelligence, machine learning, and related models, systems, and services (collectively, “AI Models”).  To the extent any Rumble Content includes any personal information, as such term is defined in applicable Privacy Laws, the provision of such Rumble Content may be subject to consumer rights established under Privacy Laws to object to or otherwise revoke any consents consumers have provided for the disclosure of such information; Rumble retains the right to refrain from disclosing such information if, in its sole determination, such disclosure is not permitted under Privacy Laws. Customer shall own all rights, title, and interest in and to the AI Models, including any models, algorithms, or outputs trained on or developed using Rumble Content, and no rights are granted to Parent therein.  As between the parties, Parent shall own all rights, title and interest in and to the Rumble Content. Nothing in this Agreement shall provide or grant to Customer any right, title or interest in or to the Rumble Content, except for the license rights expressly described in this Section 5.1 and all such rights not so expressly granted are hereby reserved. Nothing in this Agreement obligates Customer to use Rumble Content in connection with any AI Models.  Customer shall not disclose any Rumble Content or any data therein (including metadata) in unmodified form to third parties, including as a result of output from the AI Models, and Customer shall include protections and restrictions in place in the AI Models designed to prevent the inclusion of unmodified Rumble Content or metadata in any output therefrom.

5.2 Assistance. Parent shall, and shall ensure that its Affiliates will, render reasonable assistance, including reasonable technical assistance, reasonably required by the Customer in order to access and utilize Rumble Content. In the event that Parent identifies any content in the Rumble Content that should be removed therefrom (a) due to a request under the Digital Millennium Copyright Act (DMCA), (b) due to Parent determining, in its reasonable discretion, that such Rumble Content (or the use thereof in the AI Models) violates Section 0 of this Agreement, or (c) pursuant to a data subject request (as defined under applicable Privacy Laws), upon Parent’s notification to Customer thereof, Customer shall reasonably cooperate with Parent instructions to remove such Rumble Content from the AI Models and, if applicable, Customer’s software, servers, systems and networks; provided that, with respect to removal of Rumble Content from AI Models, Customer shall remove Rumble Content only to the extent (i) such Rumble Content is within the scope of Parent’s notification, (ii) the necessary isolation and extraction of such Rumble Content is technically feasible at the time of Parent’s notification (for the avoidance of doubt, such Rumble Content within the scope of Parent’s notification shall be restricted from future development, training, testing, or improvement of AI Models by Customer following Parent’s notification); provided, that Customer shall use continuous best efforts to remove such Rumble Content within a reasonable time period, and (iii) in the case of any notice relating to Section 5.2(a) or 5.2(c), the removal of such Rumble Content is required by the DMCA or Privacy Laws, respectively. If and to the extent Customer’s removal of Rumble Content from AI Models is required by the DMCA or Privacy Laws, Customer’s removal of Rumble Content from AI Models will be in accordance with and in the manner prescribed by the DMCA or such Privacy Laws, as applicable.

5.3 Royalty. Promptly following the end of each Term Year, Customer shall pay to Parent a non-refundable, non-creditable royalty (the “Royalty”) equal to [***] percent ([***]%) of the Royalty Base Amount; provided, however, that after the cumulative AI Model Net Income since the Effective Date exceeds $[***], the Royalty shall equal [***] percent ([***]%) of the Royalty Base Amount.

5.4 Restrictions On Use of Rumble Content. Customer may not access, use, reproduce, modify, distribute, display, and otherwise exploit any Rumble Content to, and the AI Models shall not, conduct or facilitate any of the following activities: (i) facilitating cybercrime or other types of crime (e.g., hacking, phishing, identity theft, or creation or distribution of malware); planning, promoting, advocating, or assisting in any illegal or violent actions (e.g., terrorism, threats, prostitution, human trafficking, or the planning or violent or criminal acts); or that is otherwise unlawful; (ii) creating content that Customer subsequently claims was created solely by humans, or otherwise misrepresent the provenance of information or content; (iii) creating, compiling or distributing disinformation or manipulative content; harassing, violent, antisemitic, abusive, racist, threatening, hateful or defamatory content; pornographic or exploitative content; or unauthorized collections of persona information; (iv) violating the rights of others, including but not limited to the unauthorized use, publication or disclosure of copyrighted materials, trade secrets or other confidential information; (v) providing services targeted to users under the age of 18; or medical, financial, tax, legal or other services that would typically require specialized credentials or licensing without appropriate professional oversight; (vi) making automated decisions about individuals that materially impact them or where errors could be dangerous; (vii) engaging in any activity or practice that is prohibited or considered ‘high risk’ under the European Union’s AI Act or any other similar regulations governing deployment and/or use of artificial intelligence systems of services; (viii) encouraging, facilitating or assisting in the commission of criminal activities, fraud, fraudulent activities (including counterfeiting), violence, weapons development, harm to others, abuse, pornography, child sexual abuse materials, suicide or self-harm; (ix) removing watermarks, metadata or other indicia intended to identify outputs as artificially generated or manipulated, or circumvent abuse protections or safety filters, whether Parent’s or those of a third party; (x) discover or exploit vulnerabilities in systems, networks, or applications without authorization of the system owner; (xi) develop tools for denial-of-service attacks or managing botnets; (xii) develop persistent access tools designed to operate below normal system security levels, including firmware modifications or hardware implants; (xiii) violate privacy rights as defined by Privacy Laws, such as sharing personal information without consent or accessing private data unlawfully; (xi) engaging in surveillance or prohibited law enforcement activities; or (xii) engaging in any activity that interferes with, disrupts, damages or accesses in an unauthorized manner the critical infrastructure, servers, networks and other properties or services of Parent and its Affiliates. Except for the purposes of Section 5.1, (a) Customer shall not sell, resell, exploit for any commercial purposes, license, rent, modify, distribute, copy, reproduce, duplicate, transmit, publicly display, publicly perform, publish, adapt, edit, or create derivative works from any portion of any Rumble Content, and (b) systematic retrieval of data or content from the Rumble Content to create or compile, directly or indirectly, a collection, compilation, library, database or directory without prior written permission from Parent is prohibited. To the extent that the AI Models utilize or are based on third party intellectual property, technology or software (other than the Rumble Content) (“Third Party Technology”), Customer shall comply with all terms and conditions to which Customer and its Affiliates are subject in connection with the use of such Third Party Technology, including any terms therein applicable to the use, development, training, testing, improvement or operation of the AI Models and the use of the Rumble Content in connection therewith.

Article 6
Representations and Warranties

6.1 Representations and Warranties of Customer. Customer hereby makes the following representations and warranties to Parent as of the Effective Date, except for those representations and warranties that are expressly made as of a specific date, which such representations and warranties shall be deemed made as of such date:

6.1.1 Customer has all requisite power and authority required to carry on its business as it is currently being conducted;

6.1.2 The execution, delivery and performance by Customer of this Agreement does not, and the consummation by Customer of the transaction contemplated hereby will not, conflict with or result in a violation or breach of any term or provision of any Law;

6.1.3 Customer has full power and authority, in accordance with all applicable Laws, to enter into this Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

6.1.4 There is no pending, or to the best of Customer’s knowledge, threatened action or proceeding which would materially and adversely affects its ability to perform its obligations under this Agreement;

6.1.5 Customer has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Parent or any of its Affiliates could become liable or obliged;

6.1.6 Customer has used, developed and deployed all AI Models in compliance with the applicable license terms, consents, agreements, laws and industry standard practices. Customer has implemented and maintained, and is in material compliance with, appropriate procedures to identify and mitigate bias (or other harm to consumers) in its inputs into and outputs from AI Models;

6.1.7 Customer represents and warrants that its collection, processing, disclosure, and provision of Rumble Content complies and will comply with all applicable laws, regulations, and industry standards, including but not limited to Privacy Laws and export control laws, and that such collection, processing, disclosure, and use does not and will not infringe, misappropriate, or otherwise violate any intellectual property or proprietary rights (including any rights of publicity or privacy) of any third party, or any Privacy Laws or export control laws; and

6.1.8 Customer will take all reasonable steps to ensure its processing and use (including disclosure and other potential uses) of Rumble Content materially complies with all applicable laws, regulations, and industry standards, including but not limited to Privacy Laws and export control laws, and that such processing and use of Rumble Content will not infringe, misappropriate, or otherwise violate any Intellectual Property or proprietary right (including any rights of publicity or privacy) of any third party, or any Privacy Laws or export control laws.

6.2 Representations and Warranties of Parent. Parent hereby makes the following representations and warranties to Customer as of the Effective Date, except for those representations and warranties that are expressly made as of a specific date, which such representations and warranties shall be deemed made as of such date:

6.2.1 Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority required to carry on its business as it is currently being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is required;

6.2.2 The execution, delivery and performance by Parent of this Agreement does not, and the consummation by Parent of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the Organizational Documents of Parent; or (b) conflict with or result in a violation or breach of any term or provision of any Law (assuming the due authorization, execution and delivery thereof by Customer);

6.2.3 Parent has full power and authority to enter into this Agreement to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement has been duly authorized by all necessary action on the part of Parent. This Agreement (a) has been duly and validly executed and delivered by Parent and (b) constitutes (assuming the due authorization, execution and delivery thereof by Customer) valid and legally binding obligations of Parent, enforceable against Parent in accordance with their terms. No other action is required on the part of Parent to authorize or approve this Agreement, the performance of its obligations hereunder or thereunder or the consummation by Parent of the transactions contemplated hereby.

6.2.4 Parent represents and warrants that it has implemented and will maintain policies and procedures reasonably designed to promote ongoing compliance with the DMCA’s notice-and-takedown provisions and data subject requests and will notify and reasonably cooperate with Customer and its users in addressing any DMCA or Privacy Law-related issues that may arise in connection with the use of Rumble Content permitted under this Agreement;

6.2.5  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE RUMBLE CONTENT IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RUMBLE FURTHER DISCLAIMS ALL WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY AND COMPLETENESS AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Parent’s sole obligation and liability with respect to the Rumble Content shall be to (a) comply with all applicable requirements of the DMCA, including but not limited to promptly responding to, processing, and acting upon any valid DMCA takedown notices or counter-notices received by its users, (b) comply with all data subject requests (as such term is defined under Privacy Laws) to the extent required by any Privacy Laws, and (c) its indemnification obligations in Section 8.2(c);

6.2.6 Parent has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Customer or any of its Affiliates could become liable or obliged; and

6.2.7 There is no bankruptcy, reorganization or insolvency proceeding pending, being contemplated by or, to Parent’s knowledge, threatened in writing against Parent, and, to Parent’s knowledge, no facts, conditions or circumstances exist that would permit one or more Persons to bring an involuntary bankruptcy proceeding against Parent.

6.3 No Other Representations and Warranties. Except for the representations and warranties of a Party expressly set forth in (x) this Article 6, (y) the Transaction Support Agreement or (z) the other Transaction Documents, neither Party nor any of its respective representatives has made or is making any express or implied representation or warranty of any nature to the other Party, at law or in equity, including with respect to matters relating to such Party or any other matter related to or in connection with the transactions contemplated by this Agreement, the Transaction Support Agreement or the other Transaction Documents, and such Party hereby expressly disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to the other Party). Without limiting the generality of the foregoing, except for the representations and warranties of a Party expressly set forth in (x) this Article 6, (y) the Transaction Support Agreement or (z) the other Transaction Documents, neither Party nor any other Person has made, is authorized to make, shall be deemed to have made or is making any representation or warranty with respect to (i) any projections, estimates or budgets that may be delivered to or made available to the other Party or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or the future business, facilities and operations of Parent or (ii) other information or documents not expressly set forth in this Article 6, but made available to the other Party or any of its representatives with respect to Parent or its businesses, facilities or operations (including as to the accuracy or completeness of any such information or documents), including, without limitation, any due diligence materials provided to the other Party or any of its representatives, any presentation with respect to the business and affairs of Parent by the management of Parent or others in connection with this Agreement, the Transaction Support Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Customer or any of its representatives in executing, delivering and performing this Agreement, the Transaction Support Agreement or the other Transaction Documents and consummating the transactions contemplated hereby and thereby.

Article 7
Events of Default and Remedies

7.1 Customer Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an “Customer Event of Default”:

7.1.1 Customer fails to pay when due any undisputed amounts required to be paid to Parent under this Agreement and such failure continues for forty-five (45) days following the date such amounts become due;

7.1.2 Any Customer representation and warranty set forth in Section 6.1 proves to have been false or misleading in any material respect when made and such misrepresentation would have a material adverse effect on Customer’s ability to perform its material obligations under this Agreement; or

7.1.3 Customer materially breaches the terms of this Agreement or fails to perform any of its material obligations hereunder, in each case, if not cured in all material respects within thirty (30) days of such breach or failure to perform.

7.2 Parent Remedies upon a Customer Event of Default. 7.2.1If a Customer Event of Default continues after all applicable notice and cure periods have expired, and whether or not either Party has invoked the dispute or claim resolution procedures set forth in Article 10 of this Agreement, Parent shall have the right (but not an obligation) to take any of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Parent may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Parent:

(a) in the event of a Customer Event of Default pursuant to Section 7.1.1 that is not cured or remedied within thirty (30) days’ notice thereof, suspend performance of Parent’s obligations hereunder until such Customer Event of Default is cured;

(b) terminate this Agreement by providing Customer not less than sixty (60) days’ prior written notice of such termination; and

(c) exercise any other right or remedy available to Parent under this Agreement or at law or in equity, including damages, arising from or relating to the Customer Event of Default or to enforce the provisions of this Agreement.

7.3 Parent Events of Default. Each of the following events, acts, occurrences or conditions shall constitute a “Parent Event of Default”:

7.3.1 Parent is subject to an Insolvency Event;

7.3.2 Any change in applicable Law or action by a Governmental Authority, that remains outstanding for at least sixty (60) days, that makes it illegal for Parent to be a party to this Agreement or otherwise prevents or prohibits Parent from complying with its obligations hereunder;

7.3.3 Any Parent representation and warranty set forth in Section 6.2 proves to have been false or misleading in any material respect when made and such misrepresentation would have a material adverse effect on Parent’s ability to perform its material obligations under this Agreement; or

7.3.4 Parent materially breaches the terms of this Agreement or fails to perform any of its material obligations hereunder, in each case, if not cured in all material respects within sixty (60) days of written notice of such breach or failure to perform.

7.4 Customer’s Remedies upon a Parent Event of Default. 7.4.1If a Parent Event of Default continues after all applicable notice and cure periods have expired, Customer shall have the right (but not an obligation) to take any of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Customer may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Customer:

(a)  in the event of a Parent Event of Default is not cured or remedied within fifteen (15) days’ notice thereof, suspend performance of Customer obligations hereunder until such Parent Event of Default is cured;

(b)  if such Parent Event of Default has continued for at least thirty (30) consecutive days, terminate this Agreement by providing Parent not less than thirty (30) days’ prior written notice of such termination; and

(c)  exercise any other right or remedy available to Customer under this Agreement or at law or in equity, including damages, arising from or relating to Parent Event of Default or to enforce the provisions of this Agreement.

Article 8
Limitation of liability

8.1 Consequential Loss. In no event shall either Party or any of such Party’s representatives have any liability under or otherwise in connection with this Agreement (by indemnification or otherwise) for any special, punitive, exemplary, speculative, indirect, unquantifiable, contingent, remote or consequential damages, including damages for lost profits, lost business opportunity or business interruption, the use of or inability to use the Rumble Content and any documentation, or the training of AI Models on Rumble Content, or damages to business reputation, except (in each of the foregoing cases) to the extent such damages (A) arise from the fraud, gross negligence or willful misconduct of such Party or (B) are claimed by any third party against a party hereto.

8.2 Indemnification8.3. Parent shall indemnify, defend and hold harmless Customer against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or reasonable and documented out of pocket expenses, including reasonable and documented attorneys’ fees, the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (“Losses”), incurred by any Customer, relating to or resulting from any third-party claim arising from (a) Parent’s fraud, gross negligence or willful misconduct, (b) any allegations that the GPU Services infringe, violate or misappropriate a third party’s intellectual property or proprietary rights (including any rights of publicity or privacy), or violates any applicable Law, in each case, to the extent solely arising from any modifications or changes made by Parent to the GPU Services after the Effective Date (other than such modifications or changes contemplated as of the Effective Date) (such modifications or changes, the “Parent Modifications”); provided, however, that Parent will have no obligation to indemnify, defend or hold harmless Customer to the extent any Losses arise out of or result from (i) Customer’s use of the GPU Services in combination with any other products, software, technology, data, processes or materials; (ii) any modification of or addition to the GPU Services made by or for Customer of any other party other than Parent; or (iii) use of the GPU Services not in accordance with any applicable documentation or this Agreement or failure to use updates, upgrades or fixes made available by Parent, or (c) Customer’s use of Rumble Content (subject to Customer’s compliance with this Agreement, including Section 5.2 and 0) in the training, development or deployment of the AI Models in accordance with this Agreement infringes, violates or misappropriates a third party’s intellectual property or proprietary rights (including any rights of publicity or privacy) or violates any applicable Law, including Privacy Laws. If any Parent Modifications become, or in Parent’s reasonable opinion are likely to become, the subject of a claim described in subsection (b) in the prior sentence, Parent may, at its option and expense: (A) procure the right for Customer to continue using the affected Parent Modifications; (B) modify or replace the affected Parent Modifications so they become non-infringing while materially preserving equivalent functionality; or (C) revert the affected GPU Services to the version and configuration existing as of the Effective Date. In such case, the foregoing constitutes Customer’s sole and exclusive remedy for claims under subsection (b) of the first sentence of this Section 8.2. Customer shall indemnify, defend and hold harmless Parent against any and all Losses incurred by Parent, relating to or resulting from any third-party claim arising from (X) Customer’s fraud, gross negligence or willful misconduct; (Y) any breach of confidentiality or any unauthorized disclosure of Confidential Information, including any personal information; (Z) Customer’s failure to comply with the terms and conditions of Section 5.2; and (ZZ) Customer’s use of Third Party Technology in the training, development or deployment of the AI Models which infringes, violates or misappropriates a third party’s intellectual property or proprietary rights (including any rights of publicity or privacy), or violates any applicable Law, including any Privacy Law.

8.3 Limitation on Indemnifiable Losses. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of indemnifiable Losses that may be recovered by either party under Section 8.2 or any other provision of this Agreement shall not exceed the value of the amounts actually paid by Customer to Parent under this Agreement in the twelve (12) month period immediately preceding the event giving rise to such Losses.

Article 9
Assignment

9.1 Assignment by Parent. Except as expressly set forth herein, Parent may not assign this Agreement, in whole or in part to any Person without the prior written Consent of Customer (which Consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, Customer’s Consent shall not be required for Parent to (a) assign this Agreement and/or any of its rights and/or obligations hereunder, in whole or in part, to an Affiliate wholly-owned by Parent or (b) pledge or assign this Agreement as security in connection with any financing arrangement entered into by Parent or any of its Affiliates in connection with the construction, development, commissioning and/or start-up of Taiga; provided that any such assignment shall not affect Parent’s obligations hereunder. In the event of a Parent Change of Control, Customer may immediately terminate this Agreement, but not any then outstanding Purchase Order. “Parent Change of Control” means any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Chris Pavlovski or his Affiliates or estate becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or otherwise acquires control, directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the total voting power of all of the outstanding securities of Parent.

9.2 Assignment by Customer. Except as expressly set forth herein, Customer may not assign this Agreement and/or transfer any of its rights and/or obligations hereunder, in whole or in part, to any Person without the prior written Consent of Parent (which Consent shall not be unreasonably conditioned, withheld or delayed), provided that Parent’s consent shall not be required for any assignment by Customer to its Affiliate.

9.3 Prohibited Assignments. Any purported assignment of this Agreement not in compliance with the provisions of this Article 9 shall be null and void.

Article 10
Miscellaneous

10.1 Applicable Law; Jurisdiction and Venue. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (without giving effect to its conflict of laws principles). Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, will be referred to and finally resolved by arbitration administered by the London Court of International Arbitration (LCIA) under the LCIA Rules, which are deemed to be incorporated by reference herein. The number of arbitrators will be one. The seat, or legal place, of arbitration will be London, England. The language to be used in the arbitral proceedings will be English. All proceedings, including any negotiations, mediations, arbitrations and/or litigations, conducted pursuant to this Agreement will be confidential. Except as may be required by law, neither a Party nor any arbitrator(s) may disclose or publish the existence, content, documents exchanged, pleadings or written submissions filed, testimony rendered or arguments made, orders or awards issued or results of any proceedings conducted hereunder without the prior written consent of both Parties. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

10.2 Specific Performance.

The Parent acknowledges that the rights of Customer pursuant to this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by the Parent, money damages are inadequate and Customer would have no adequate remedy at law. It is accordingly agreed that Customer shall be entitled to seek (and the Parent shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

Customer acknowledges that the rights of Parent pursuant to this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by Customer, Parent would have no adequate remedy at law. It is accordingly agreed that Parent shall be entitled to seek (and the Customer shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

10.3 Expenses. Except as otherwise expressly provided in this Agreement or the other Transaction Documents, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of its Representatives.

10.4 No Set Off. Regardless of any other rights under any agreements, neither Party to this Agreement may set-off the amount of any claim (or part of any such amount) it may have under this Agreement, whether contingent or otherwise, against any amount owed by the Party to another Party, whether under this Agreement or otherwise.

10.5 Amendment. This Agreement cannot be modified or amended except in writing duly executed by each Party.

10.6 Notices. All notices, Consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by e-mail or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address or individual as a Party may designate by notice to the other Party):

if to Customer:

Tether Investments, S.A. de C.V.

Final Av. La Revolucion, San Benito Edif. Centro,

Corporativo Presidente Plaza Nivel 12

San Salvador, Republica de El Salvador

Attention:

Email:

with a simultaneous copy (which will not constitute notice) to:

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP

Oberlindau 54-56

60323 Frankfurt am Main

Germany

Attention: Dr. Felix Ganzer

Email: fganzer@mwe.com

and

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Attention: Daniel Woodard

Email: dwoodard@mwe.com

if to Parent:

Rumble, Inc.
444 Gulf of Mexico Dr.
Longboat Key, Florida 34228
Attention:

E-mail:

with a simultaneous copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention: Russell L. Leaf, Sean M. Ewen

Email: rleaf@willkie.com; sewen@willkie.com

10.7 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.8 No Third-Party Beneficiaries. Except as expressly stated herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee.

10.9 Further Action. Upon the request of any Party to this Agreement, and subject to the terms and conditions hereof, the other Party will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at its own expense, any other documents reasonably acceptable to such Party, and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement.

10.10 Severability. Except as otherwise provided in Article 9 of the Transaction Support Agreement, if any term, covenant, condition or provision of this Agreement or the application thereof to any Person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.

10.11 Entire Agreement. This Agreement (along with the Transaction Support Agreement, Transaction Documents and the other documents delivered contemporaneously with or pursuant to this Agreement) constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

10.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Facsimile or electronic signatures may be used in place of original signatures on this Agreement. The Parties intend to be bound by the signatures on any facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of a facsimile or electronic signature.

10.13 Non-Disclosure of Information.

10.13.1  Each Party shall keep confidential any non-public information with respect to the other Party and/or its Affiliates, and the terms and conditions of this Agreement whether disclosed before or after the Effective Date (collectively, the “Confidential Information”), and shall not disclose such Confidential Information (or the terms and conditions of this Agreement) to any third parties, except that each Party and its relevant Affiliates shall have the right to provide or otherwise disclose Confidential Information: (i) that (A) was previously or is hereafter publicly disclosed (other than as a result of disclosures in violation of this Agreement or other confidentiality agreements to which either Party is a party), (B) becomes available to such disclosing Party on a non-confidential basis from a Person other than the non-disclosing Party, or (C) was independently developed by the disclosing Party; (ii) to any Party’s officers, directors, brokers, employees, agents, consultants, representatives, lenders (whether actual or and prospective), investors (whether actual or prospective), accountants, attorneys, title companies and other advisors, any direct or indirect owner of any beneficial interest in any Party or any other Affiliate, on a need-to-know basis (provided that the aforesaid parties are advised of the confidential nature of such Confidential Information and are instructed to maintain the confidentiality of the Confidential Information); (iii) as required to be disclosed by applicable Law (including regulations of the United States Securities and Exchange Commission, and the preparation or filing of any tax returns or other filings); provided that, to the extent permitted by such applicable Law, prior written notice of such disclosure shall be provided to the other party; (iv) in connection with any bona fide suit, action, dispute, arbitration or other Proceedings between the Parties and/or their respective Affiliates brought in good faith; and/or (v) in connection with an earnings call or other communications to actual or potential investors, shareholders or analysts, or any public company communications or filings. The provisions of this Section 10.13.1 shall survive the expiration or any termination of this Agreement.

10.13.2 Notwithstanding anything to the contrary herein, neither Parent, on the one hand, or Customer, on the other hand, shall be required to share any information with the other Party pursuant to this Agreement to the extent that sharing such information would jeopardize any legal privilege or contravene any applicable Law or confidentiality undertaking with a third party; provided that Parent or Customer (as applicable) shall use its commercially reasonable efforts to provide as much of such information as possible to the other Party in a manner that does not result in waivers of privilege or contraventions of Law or such confidentiality undertaking.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

Tether Investments, S.A. de C.V.

By:
Name:
Title:

RUMBLE INC.

By:
Name:
Title:

[Signature Page to Customer Agreement]